Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Investors Trust

We consent to the references to our firm under the headings “REPRESENTATIONS AND WARRANTIES” and “FINANCIAL HIGHLIGHTS” in the Proxy Statement/Prospectus for VY BlackRock Large Cap Growth Portfolio (formerly, ING BlackRock Large Cap Growth Portfolio) and Voya Large Cap Growth Portfolio (formerly, ING Large Cap Growth Portfolio), each a series of Voya Investors Trust.

Boston, Massachusetts

March 19, 2014